Exhibit 99.1

News Release

CONTACT:	Sameer Gokhale (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-2219	June 8, 2018
Larry Magnesen (Media)
(513) 534-8055

Fifth Third Bancorp Announces Redemption of Senior Bank Notes due August 20, 2018

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB) today announced that Fifth Third Bank has submitted a redemption notice to the issuing and paying agent for redemption of all of the outstanding 2.15% fixed rate senior notes due August 20, 2018 (CUSIP 31677QBD0) issued in the principal amount of $1 billion and all of the outstanding floating rate senior notes due August 20, 2018 (CUSIP 31677QBE8) issued in the principal amount of $250 million by Fifth Third Bank. The notes will be redeemed on July 20, 2018, pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2018, the Company had $142 billion in assets and operates 1,153 full-service Banking Centers, and 2,459 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to more than 54,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2018, had $363 billion in assets under care, of which it managed $37 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

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